As filed with the Securities and Exchange Commission on May 12, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONNECTURE, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	58-2488736
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

(262) 432-8282

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeffery A. Surges

Chief Executive Officer

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

(262) 432-8282

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Joseph G. Silver Samer M. Zabaneh DLA Piper LLP (US) 1251 Avenue of the Americas, 27th Floor New York, New York 10020 (212) 835-6000	Vincent E. Estrada Chief Financial Officer Connecture, Inc. 18500 West Corporate Drive, Suite 250 Brookfield, WI 53045 (262) 432-8282

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series B Convertible Preferred Stock, par value $0.001 per share	17,500(1)	$1,343.33(2)	$23,508,275(2)	$2,724.62(3)
Common Stock, par value $0.001 per share	12,308,034(4)	—	—	—(5)
TOTAL:				$2,724.62(3)(5)

(1)	17,500 shares of Series B Convertible Preferred Stock are being registered hereunder. These shares of Series B Convertible Preferred Stock were issued by the registrant in a private offering on March 10, 2017. The stated value of each share of Series B Convertible Preferred Stock will be increased on a quarterly basis as a result of dividends accruing on a daily basis and payable quarterly in arrears.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”) based upon the maximum amount of dividends per share required to be paid by the registrant in kind subsequent to the date of this registration statement pursuant to the terms of Series B Convertible Preferred Stock.
(3)	Calculated pursuant to Rule 457(o) promulgated under the Securities Act and based on the filing fee of $115.90 per $1,000,000 of securities registered.
(4)	Estimated based on the total number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock is initially convertible, at the option of the holder, into a number of shares of common stock determined by dividing the sum of the stated value of such share of Series B Convertible Preferred Stock on the conversion date and any accrued and unpaid dividends with respect to such share by a conversion price initially equal to $1.91 per share of Series B Convertible Preferred Stock. Pursuant to Rule 416 under the Securities Act (“Rule 416”), the common stock offered hereby shall be deemed to cover additional securities to be offered to prevent dilution resulting from stock splits, stock dividends or similar transactions (pursuant to the conversion formulae set forth in the attached prospectus). Adjustments to the conversion rate resulting from the issuance of additional shares that are not addressed by Rule 416 will be covered by a separate registration statement or post-effective amendment to this registration statement.
(5)	No separate consideration will be received for the shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock, and, therefore, no registration fee for those shares is required pursuant to Rule 457(i) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

May 12, 2017

17,500 Shares of Series B Preferred Stock

12,308,034 Shares of Common Stock

This prospectus relates to the resale from time to time by certain selling stockholders of up to an aggregate of (i) 17,500 shares of our Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), issued to the selling stockholders on March 10, 2017 pursuant to the Series B Investment Agreement (as defined herein); and (ii) 12,308,034 shares of common stock, par value $0.001 per share (the “Common Stock”), consisting of shares of Common Stock issuable upon conversion of the 17,500 shares of the originally purchased shares of Series B Preferred Stock based up on the conversion formula described in this prospectus. The selling stockholders may offer and sell shares of Series B Preferred Stock or shares of Common Stock in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. See the description of the Series B Preferred Stock beginning on page 19 of this prospectus

The selling stockholders may sell all or a portion of the shares of Series B Preferred Stock or shares of Common Stock through underwriters, broker dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares of Series B Preferred Stock or shares of Common Stock, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares of Series B Preferred Stock or shares of Common Stock may be sold. The names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions will be set forth in a supplement to this prospectus.

We are registering the offer and sale of the shares of Series B Preferred Stock and Common Stock offered by this prospectus in order to satisfy certain registration rights we have granted the selling stockholders. We have agreed to bear the expenses (other than underwriting discounts, selling commissions and stock transfer taxes) in connection with the registration of the Series B Preferred Stock and the Common Stock that the selling stockholders are offering under this prospectus, but we will not receive any of the proceeds from the selling stockholders’ sale of shares of Series B Preferred Stock or shares of Common Stock. The registration of the shares of Series B Preferred Stock and Common Stock covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. The timing and amount of any sale is within the respective selling stockholders’ sole discretion, subject to certain restrictions. To the extent that any selling stockholder resells any shares covered by this prospectus, the selling stockholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling stockholder and the terms of the shares being offered.

Our common stock is listed on The Nasdaq Global Market under the symbol “CNXR.” On May 11, 2017, the last reported sale price of our common stock on The Nasdaq Global Market was $0.85. The Series B Preferred Stock is not listed on any exchange, and we do not intend to list the Series B Preferred Stock on any exchange.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements. You should consider carefully the risks that we have described in “Risk Factors” beginning on page 7, as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding whether to invest in our Series B Preferred Stock or Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                .

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration statement process, the selling stockholders may, from time to time, offer and sell the shares of our Series B Preferred Stock or Common Stock covered by this prospectus, as described herein, in one or more offerings. The selling stockholders may offer to sell, and seek offers to buy, shares of our Series B Preferred Stock or Common Stock only in jurisdictions where such offers and sales are permitted.

This prospectus provides a general description of the Series B Preferred Stock and Common Stock the selling stockholders may offer. Each time the selling stockholders sell shares of Series B Preferred Stock or Common Stock under this shelf registration, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor the selling stockholders have authorized any dealer, agent or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus and any prospectus supplement or a related authorized free writing prospectus, and we and the selling stockholders take no responsibility for any other information that others may give you. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered shares of our Series B Preferred Stock or Common Stock to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained or incorporated by reference into this prospectus, any prospectus supplement or any related free writing prospectus is accurate as of any date other than the date of the document containing the information (as our business, financial condition, results of operations and prospects may have changed since that date), even though this prospectus, any prospectus supplement or any related free writing prospectus is delivered or shares of our Series B Preferred Stock or Common Stock are sold on a later date.

As permitted by the rules and regulations of the SEC, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other documents we file with the SEC at the SEC’s website or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated herein by reference contain certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on our management’s current beliefs, expectations and assumptions about future events, conditions and results and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto filed with the SEC.

All statements, other than statements of historical fact, included or incorporated herein regarding our strategy, future operations, financial position, future revenue, projected costs, plans, prospects and objectives are forward-looking statements. Words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “think,” “may,” “could,” “will,” “would,” “should,” “continue,” “potential,” “likely,” “opportunity” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Additionally, statements concerning matters such as our ability to develop, market and sell solutions or software services based on our technology, our ability to achieve our business plans and objectives, information concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, estimates regarding our revenue and cash expenditures and requirements and other statements regarding matters that are not historical are forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated or implied in our forward-looking statements due to a number of factors including, but not limited to, those set forth under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto filed with the SEC. Given these risks, uncertainties and other factors, many of which are beyond our control, you should not place undue reliance on these forward-looking statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to revise any forward-looking statements to reflect events or developments occurring after the date of this prospectus, even if new information becomes available in the future.

SUMMARY

This summary highlights selected information from this prospectus and the documents incorporated herein by reference and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under “Risk Factors” on page 7 of this prospectus, the information incorporated herein by reference, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. All references in this prospectus to “we,” “us,” “our,” “Connecture,” the “Company” and similar designations refer to Connecture, Inc. and its consolidated subsidiaries, unless otherwise indicated or as the context otherwise requires.

CONNECTURE, INC.

Overview

We are a leading web-based consumer shopping, enrollment and retention platform for health insurance distribution. Our solutions offer a personalized health insurance shopping experience that recommends the best fit insurance plan based on an individual’s preferences, health status, preferred providers, medications and expected out-of-pocket costs. Our customers are payers, brokers, government agencies, and web-based insurance marketplace operators, who distribute health and ancillary insurance. Our solutions automate key functions in the insurance distribution process, allowing our customers to price and present plan options accurately to consumers and efficiently enroll, renew and manage plan members.

Series B Preferred Stock Financing

On March 10, 2017, we completed a preferred stock financing (the “Series B Financing”) pursuant to an Investment Agreement (the “Series B Investment Agreement”) with Francisco Partners IV, L.P., Francisco Partners IV-A, L.P. (collectively, “Francisco Partners”) and Chrysalis Ventures II, L.P. (“Chrysalis” and collectively with Francisco Partners, the “Series B Investors”), pursuant to which we sold and issued to the Series B Investors an aggregate of 17,500 shares of the Company’s newly created Series B Preferred Stock, at a purchase price of $1,000 per share, for an aggregate purchase price of $17,500,000. The shares were issued pursuant to a Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Connecture, Inc. that we filed with the Secretary of State of the State of Delaware on March 10, 2017 (the “Series B Certificate of Designations”).

Pursuant to the Series B Certificate of Designations, the shares of Series B Preferred Stock, among other things:

•	have a stated value of $1,000.00 (the “Series B Stated Value”) and a conversion price of $1.91 (the consolidated closing bid price of a share of Common Stock on The Nasdaq Global Market as of March 9, 2017 and immediately prior to the closing of the Series B Financing), subject to certain customary adjustments;

•	are convertible into a number of shares of our common stock equal to the Series B Stated Value plus all accrued and unpaid dividends thereon, divided by the conversion price then in effect;

•	are entitled to vote with our common stock on an as-converted basis;

•	are entitled to dividends at the annual rate of 15.0% (which will increase in certain circumstances, but in no event will be more than 20.0% annually), payable quarterly in kind, through an increase in the number of shares of common stock into which shares of Series B Preferred Stock are convertible; provided that we may elect to pay such dividends in cash following March 10, 2019;

•	upon any liquidation, will be entitled to receive, on a pari passu basis with our Series A Preferred Stock and prior to any payments in respect of our common stock, an amount equal to (a) the greater of (i) the Series B Stated Value and (ii) such amount as would have been payable had all shares of Series B Preferred Stock been converted into common stock immediately prior to a liquidation plus (b) any accrued but unpaid dividends on the Series B Preferred Stock;

•	will be required to approve the following actions by the Company upon the vote of a majority of the outstanding shares of Series B Preferred Stock: (a) any amendment or alteration of the rights, powers or preferences of the Series B Preferred Stock, (b) any amendment or alteration of the Company’s Certificate of Incorporation in a manner that would adversely affect the Series B Investors’ ability to transfer their securities or convert their Series B Preferred stock into Common Stock, (c) any authorization or creation of any class of stock ranking as to dividends, redemption or distribution of assets upon certain liquidation events, senior to, or otherwise pari passu with, the Series B Preferred Stock, (d) any declaration or payment of any dividend or distribution on any securities ranking junior to the Series B Preferred Stock, (e) the incurrence of any indebtedness for borrowed money by the Company, other than indebtedness (i) incurred in the ordinary course of business or (ii) procured from secured lenders of the Company holding outstanding indebtedness of the Company as of the date of Closing in an aggregate amount not to exceed the maximum authorized amount of credit available pursuant to the terms of the credit agreement with such secured lenders as in effect on the date of Closing, or (f) entering into any agreement with respect to any of the foregoing;

•	beginning on March 10, 2019, may be forced by the Company to convert into shares of Common Stock if the closing price of the Common Stock is at least 175% of the then-applicable conversion price of the Series B Preferred Stock for 45 consecutive trading days when there was a minimum average trading volume of at least 75,000 shares for 40 of such 45 trading days; and

•	will be redeemable (i) at the option of the Series B Investors after May 2, 2023, (ii) at the option of the Series B Investors in the event of a Fundamental Change (as that term is defined in the Series B Certificate of Designations) of the Company, or (iii) at the option of the Company in the event of a Fundamental Change.

In connection with the closing of the Series B Financing, we entered into an Investor Rights Agreement with the Series B Investors (the “Series B Investor Rights Agreement”) whereby we granted the Series B Investors the right to require the Company to file with the Securities and Exchange Commission a registration statement to register for resale the Series B Investors’ shares of Series B Preferred Stock and the shares of the Company’s Common Stock issuable upon conversion of the Series B Preferred Stock (such shares of Common Stock, the “Series B Conversion Shares” and the Series B Preferred Stock and Series B Conversion Shares collectively, the “Series B Registrable Securities”). The Series B Investor Rights Agreement also provides the Series B Investors the right to request three underwritten offerings per year and unlimited “piggyback” registration rights with respect to the Series B Registrable Securities. The obligation to register the Series B Registrable Securities continues until those securities have been sold by the holders of the registration rights, may be sold without limitation under Rule 144 or, in the case of the Series B Preferred Stock, have been redeemed.

In addition, the Series B Investor Rights Agreement provides that for so long as Francisco Partners owns at least 10% of the aggregate shares of our Series B Preferred Stock, Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and Common Stock (collectively, the “Securities”) that it held as of the closing of the Series B Financing, it can: (i) for so long as it holds at least 5% of the aggregate outstanding Securities of the Company (on an as-converted basis) designate a proportionate share of the Company’s board of directors (the “Board”) based upon its percentage ownership of the Company’s outstanding Securities on an as-converted basis, rounded up to the nearest whole director, which designees shall be entitled to serve on each committee of the Board, subject to applicable legal and Nasdaq requirements, and (ii) if no director designated by Francisco Partners is serving on the Board, designate one Board observer. If Francisco Partners is no longer entitled to designate a Board member, then any Board observer designated by Francisco Partners can be excluded from any Board committee meeting or from receiving any committee materials if such exclusion would be in the best interests of the Company and its stockholders. As of the closing of the Series B Financing, Francisco Partners held, on an as-converted basis, approximately 56% of the Company’s outstanding Securities.

In connection with Francisco Partners’ rights with respect to the designation of directors, a new committee of the Board (the “Investor Committee”) was also formed, which Investor Committee has the sole authority to effect the exercise of Francisco Partners’ rights with respect to the designation of directors by increasing the size of the Board and appointing directors designated by Francisco Partners to fill vacancies on the Board and committees thereof. Only directors designated by Francisco Partners will serve on the Investor Committee, which currently consists solely of Ezra Perlman. In addition, as of the closing of the Series B Financing, the size of the Board was increased from seven to eight directors, with the eighth seat initially vacant and subsequently filled by Kraig McEwen upon designation by Francisco Partners.

As of the closing of the Series B Financing, Francisco Partners held, on an as-converted basis, approximately 56% of our outstanding voting securities (on an as-converted basis), meaning that Francisco Partners has the right to designate a majority of our board of directors. To date, Francisco Partners has not exercised its right to designate a majority of our board of directors. Instead, only Ezra Perlman and Kraig McEwen have been elected to serve on our board of directors by designation of Francisco Partners.

The rights granted to Francisco Partners with respect to the designation of directors supersede all similar prior rights granted to Francisco Partners pursuant to the Investor Rights Agreement entered into as of May 2, 2016 in connection with the closing of the issuance of the Series A Preferred Stock (such agreement, the “Series A Investor Rights Agreement” and such financing, the “Series A Financing”).

Each of Francisco Partners and Chrysalis was a holder of more than 5% of a class of our voting securities as of the closing of the Series B Financing. In addition, Ezra Perlman, a member of our board of directors at the time of the Series B Financing, is a Co-President of the managing companies of Francisco Partners and David A. Jones, Jr., the chairman of our board of directors, is a member of the general partner of Chrysalis. The Series B Financing was negotiated by a special committee of independent directors of our board of directors and reviewed and approved by the Audit Committee of our board of directors.

The foregoing description of the Series B Certificate of Designations, Series B Investment Agreement and the Series B Investor Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such certificate and agreements, which are filed herewith and incorporated herein by reference. In addition, the terms and conditions of the Series B Certificate of Designations, Series B Investment Agreement and the Series B Investor Rights Agreement are more fully described in our Current Report on Form 8-K filed with the SEC on March 14, 2017, which is incorporated by reference into this prospectus.

Corporate and Other Information

We were organized in 1999 under the name Healthplanet.com, Inc., which subsequently changed to SimplyHealth.com, Inc. later that year, and in 2002 changed our name to Connecture, Inc. We are headquartered in Brookfield, Wisconsin and our principal executive offices are located at 18500 West Corporate Drive, Suite 250, Brookfield, Wisconsin 53045. Our telephone number is (262) 432-8282. Our corporate website address is www.connecture.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) ending December 31, 2019, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we become a large accelerated filer, which means that we have been public for at least 12 months, have filed at least one annual report and the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last day of our then most recently completed second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and references herein to “emerging growth company” shall have the meaning associated with such term in the JOBS Act.

In addition, as noted above, entities affiliated with Francisco Partners control a majority of our issued and outstanding voting stock. As a result, we qualify, and have elected to be treated, as a “controlled company” within the meaning of the Nasdaq listing rules, and thus, we are exempt from the following Nasdaq listing requirements:

•	the requirement that a majority of our board consist of independent directors;

•	the requirement that director nominees be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or by a nominating committee comprised solely of independent directors; and

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purposes and responsibilities.

Consistent with these exemptions, we may in the future choose not to have a majority of independent directors and not to have a compensation committee or nominating and corporate governance committee consisting entirely of independent directors. For example, our compensation committee is not currently composed entirely of independent directors. Accordingly, our investors may not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq’s corporate governance requirements.

The Offering

Securities offered by the selling stockholders	17,500 shares of Series B Preferred Stock 12,308,034 shares of Common Stock
Use of proceeds	We will not receive any proceeds from the sale of Series B Preferred Stock or Common Stock by the selling stockholders.
Nasdaq Global Market symbol of Common Stock	CNXR

RISK FACTORS

Investment in our securities involves risks. Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (our “Annual Report”) and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 (our “Quarterly Report”), as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Each of these risk factors could have a material adverse effect on our business, results of operations, financial position or cash flows, which may result in the loss of all or part of your investment. In addition to these risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Any of these additional risk factors could have a material adverse effect on our business, results of operations, financial position or cash flows, which may result in the loss of all or part of your investment.

Risks Related to the Series B Preferred Stock

The Series B Preferred Stock ranks junior to all of Connecture’s and its subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding-up and on par with our existing Series A Preferred Stock.

In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the Series B Preferred Stock only after all of our liabilities have been paid. In addition, the Series B Preferred Stock effectively ranks junior to all existing and future liabilities of our subsidiaries. The rights of holders of the Series B Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying our liabilities and our subsidiaries’ liabilities, to pay amounts due on the Series B Preferred Stock. In addition, to the extent that there are assets remaining after paying our liabilities and our subsidiaries’ liabilities, the holders of shares of our Series B Preferred Stock and our Series A Preferred Stock will share in the distribution of such assets on a pro rata basis and as a result, there may not be sufficient assets to pay in full the amounts due on the Series B Preferred Stock.

An active trading market for the Series B Preferred Stock does not exist and may not develop.

The Series B Preferred Stock has no established trading market and is not listed on any securities exchange. Since the Series B Preferred Stock has no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We cannot assure you that an active trading market in the Series B Preferred Stock will develop and, even if it develops, we cannot assure you that it will last. In either case, the trading price of the Series B Preferred Stock could be adversely affected and holders’ ability to transfer shares of Series B Preferred Stock will be limited.

The market price of the Series B Preferred Stock will be directly affected by the market price of our Common Stock, which may be volatile.

To the extent that a secondary market for the Series B Preferred Stock develops, we believe that the market price of the Series B Preferred Stock will be significantly affected by the market price of our Common Stock. The trading price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, including the risk factors described in the section entitled “Risk Factors” contained in our Annual Report and our Quarterly Report and other factors which are beyond our control. These factors include:

•	our operating performance and the operating performance of similar companies;

•	the overall performance of the equity markets;

•	announcements by us or our competitors of acquisitions, business plans, or commercial relationships;

•	threatened or actual litigation;

•	changes in laws or regulations relating to the sale of health insurance;

•	any major change in our Board or management;

•	the significant ownership position controlled by a limited number of stockholders;

•	publication of research reports or news stories about us, our competitors, or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	large volumes of sales of our shares of Common Stock by existing stockholders or the conversion of shares of our Series A Preferred Stock or Series B Preferred Stock into shares of our Common Stock; and

•	general political and economic conditions.

In addition, the stock market in general, and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results, and financial condition.

We cannot predict how shares of our Common Stock will trade in the future, but fluctuations that may adversely affect the market prices of our Common Stock, may, in turn, adversely affect the price of Series B Preferred Stock. This may result in greater volatility in the market price of the Series B Preferred Stock than would be expected for nonconvertible preferred stock. In addition, we expect that the market price of the Series B Preferred Stock will be influenced by yield and interest rates in the capital markets and our perceived creditworthiness.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock or the Series B Preferred Stock and may negatively impact the holders’ investment.

Except in certain circumstances, we are not restricted from issuing additional shares of Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or preferred stock or any substantially similar securities. The market price of our Common Stock or Series B Preferred Stock could decline as a result of sales of a large number of shares of Common Stock or Series B Preferred Stock or similar securities in the market or the perception that such sales could occur. For example, if we issue additional preferred stock in the future that has a preference over our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, or if we issue additional preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected.

In addition, each share of Series B Preferred Stock will initially be convertible at the option of the holder thereof into shares of our Common Stock. The conversion of some or all of the Series B Preferred Stock will dilute the ownership interest of our existing common stockholders, as would the conversion of some or all of the shares of our Series A Preferred Stock. Any sales in the public market of our Common Stock issuable upon such conversions could adversely affect prevailing market prices of the outstanding shares of our Common Stock and Series B Preferred Stock. In addition, the existence of our Series B Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Series B Preferred Stock could depress the price of our equity securities. As noted above, a decline in the market price of the Common Stock may negatively impact the market price for the Series B Preferred Stock.

The Series B Preferred Stock is subject to conversion at our option in certain circumstances after March 10, 2019 based on the trading price of our Common Stock.

At any time after March 10, 2019, if the weighted average price per share of Common Stock is greater than 175% of the conversion price of the Series B Preferred Stock for at least forty-five consecutive trading days and the trading volume of our Common Stock is equal to or greater than 75,000 shares on at least forty of such forty-five trading days, we will be entitled, but not required, to convert the Series B Preferred Stock into shares of Common

Stock, in whole but not in part, at a conversion price equal to the sum of the stated value of each share of Series B Preferred Stock and accrued and unpaid dividends with respect to each share of Series B Preferred Stock as of the mandatory conversion date divided by the conversion price of such share in effect as of the mandatory conversion date. Following any such conversion, a holder of Series B Preferred Stock will no longer be entitled to the dividend or other rights associated with the Series B Preferred Stock.

The Series B Preferred Stock has not been rated.

The Series B Preferred Stock has not been rated by any nationally recognized statistical rating organization. This may affect the market price of the Series B Preferred Stock.

The Series B Preferred Stock may only be redeemed at the option of the holder in limited circumstances.

The shares of Series B Preferred Stock, unlike indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series B Preferred Stock may be required to bear the financial risks of an investment in the Series B Preferred Stock for an extended period of time. Holders have a limited right to require us to redeem the Series B Preferred Stock at certain dates after May 2, 2023, subject to our having sufficient funds legally available under the Delaware General Corporation Law (the “DGCL”). See “Description of Series B Preferred Stock—Redemption.” In addition, holders have the option to require us to purchase any or all of their shares of Series B Preferred Stock upon the occurrence of a fundamental change in the Company. See “Description of Series B Preferred Stock—Redemption.” Therefore, holders should be aware that they may be required to bear the financial risks of an investment in the Series B Preferred Stock for an extended period of time.

We have the right, but not the obligation, to redeem shares of Series B Preferred Stock in limited circumstances.

We are entitled, but not required, to redeem the shares of Series B Preferred Stock upon the occurrence of a fundamental change in the Company. See “Description of Series B Preferred Stock—Redemption.” Therefore, holders should not expect that they have a right to perpetual payment of dividends and should be aware that a proposed redemption of the Series B Preferred Stock may make it difficult or impossible to sell shares of Series B Preferred Stock for a higher price, even if the market price for such shares had previously been higher.

Terms of our debt agreements and Delaware law may restrict us from making cash payments with respect to the Series B Preferred Stock.

Quarterly dividends and cash payments upon conversion, redemption or repurchase of the Series B Preferred Stock will be paid only if payment of such amounts is not prohibited by debt agreements and assets are legally available under the DGCL to pay such amounts. Quarterly dividends will be paid only if such dividends are declared by our board of directors. Our board of directors is not obligated or required to declare quarterly dividends even if we have funds available for such purposes.

Our existing lines of credit limit our ability to pay cash dividends on our capital stock, including the Series B Preferred Stock, and our ability to make any cash payment upon conversion, redemption or repurchase of the Series B Preferred Stock. Any debt agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Series B Preferred Stock, and our ability to make any cash payment upon conversion, redemption or repurchase of the Series B Preferred Stock.

Under applicable Delaware law, a Delaware corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its liabilities as the liabilities become due in the usual course of business, or generally if the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the stockholders whose preferential rights are superior to those receiving the distribution.

The conversion rate of the Series B Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series B Preferred Stock or the Common Stock issuable upon conversion of the Series B Preferred Stock.

The number of shares of our Common Stock that holders are entitled to receive upon conversion of a share of Series B Preferred Stock is subject to adjustment for certain events, including subdivisions, splits, and combinations of the Common Stock and certain other actions by us that modify our capital structure. See “Description of Series B Preferred Stock—Anti-Dilution Adjustments.” We will not adjust the conversion rate for other events, including the issuance of securities at a conversion price lower than the conversion price of the Series B Preferred Stock then in effect. There can be no assurance that an event that adversely affects the value of the Series B Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our Common Stock, it may also adversely affect the market price of the Series B Preferred Stock. In addition, other than in certain instances, we are not restricted from offering Common Stock in the future or engaging in other transactions that may dilute our Common Stock.

If our Common Stock is delisted, your ability to transfer or sell your shares of the Series B Preferred Stock, or Common Stock upon conversion, may be limited and the market value of the Series B Preferred Stock will be materially adversely affected.

Our Common Stock is currently listed for trading on The Nasdaq Global Market. As noted in the section entitled “Risk Factors” contained in our Quarterly Report, on May 4, 2017, we received a deficiency notice from Nasdaq stating that for the last 30 consecutive business days we had not met The Nasdaq Global Market’s $15 million minimum market value of publicly held shares continued listing standard, as required by Nasdaq Listing Rule 5450(b)(2)(C) and if we fail to regain compliance with the requirements for continued listing on The Nasdaq Global Market by October 31, 2017, our common stock could be delisted from trading. Although if we fail to satisfy The Nasdaq Global Market’s continued listing requirements, we may be eligible to transfer our listing to The Nasdaq Capital Market, we do not currently qualify for listing on The Nasdaq Capital Market and may not be eligible to do so in the future. Thus, if our Common Stock is delisted by Nasdaq, we may be required to list our Common Stock on the OTC Bulletin Board or another over-the-counter market.

The terms of the Series B Preferred Stock do not protect you if our Common Stock is delisted. Because the Series B Preferred Stock has no stated maturity date, holders may be forced to elect between converting their shares of the Series B Preferred Stock into illiquid shares of our Common Stock or holding their shares of the Series B Preferred Stock and receiving stated dividends on the stock when, as and if authorized by the Board of Directors and declared by us with no assurance as to ever receiving the liquidation preference. Accordingly, if the Common Stock is delisted, the holders’ ability to transfer or sell their shares of the Series B Preferred Stock, or Common Stock upon conversion, may be limited and the market value of the Series B Preferred Stock will be materially adversely affected.

Holders may have to pay taxes if we adjust the conversion rate of the Series B Preferred Stock in certain circumstances, even though holders would not receive any cash.

Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate of the Series B Preferred Stock, holders may be treated as having received a distribution from us, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with such adjustment to (or failure to adjust) the conversion rate. In addition, Non-U.S. Holders (as defined in “Material United States Federal Income Tax Considerations”) of the Series B Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. Please consult your independent tax advisor and read “Material United States Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Series B Preferred Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the shares of Series B Preferred Stock and Common Stock registered under this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for each of the periods presented. As we incurred net losses in all periods presented below, our earnings were insufficient to cover fixed charges in each of the periods presented. Because of these deficiencies, the ratio information is not applicable for such periods.

	Year ended December 31					Three months ended March 31
	2016	2015	2014	2013	2012	2017
Ratio of earnings to combined fixed charges and preferred stock dividends(1)(2):	$—	$—	$—	$—	$—	$—

(1)	For the fiscal years ended December 31, 2016, 2015, 2014, 2013 and 2012 and the three months ended March 31, 2017, we had no earnings and are therefore unable to calculate the ratio of combined fixed charges and preference dividends to earnings. Our earnings for those periods were insufficient to cover fixed charges by $29.2 million, $7.3 million, $14.0 million, $31.0 million, $19.0 million and $4.9 million, respectively.
(2)	For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of net loss plus fixed charges. Combined fixed charges and preferred stock dividends consist of interest expense and an estimate of interest within rent expense plus mandatory preferred stock dividends.

SELLING STOCKHOLDERS

On March 10, 2017, we issued 17,500 shares of Series B Preferred Stock in a private offering to certain investors listed as selling stockholders in this prospectus. Each share of Series B Preferred Stock is initially convertible, at the option of the holder, into a number of shares of common stock determined by dividing the sum of the Stated Value of such share of Series B Preferred Stock on the conversion date and any accrued and unpaid dividends with respect to such share by a conversion price initially equal to $1.91 per share of Series B Preferred Stock. We are registering the securities offered by this prospectus on behalf of the selling stockholders.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of Series B Preferred Stock listed below that have been issued to them, and any or all of the shares of Common Stock issuable upon conversion of such shares of Series B Preferred Stock.

The table below sets forth the name of the selling stockholders, the number of shares of Series B Preferred Stock that are beneficially owned by each such selling stockholder and the number of shares of Series B Preferred Stock that may be offered pursuant to this prospectus and the number of shares of our Common Stock that may be beneficially owned by such stockholders after March 10, 2019 (the date after which the Company may pay preferred dividends in cash) and the number of shares of Common Stock that may be offered pursuant to this prospectus. In the table below, the number of shares of Common Stock that may be offered pursuant to this prospectus is calculated based on an assumed conversion as of March 10, 2019, a Series B Stated Value per share of Series B Preferred Stock of $1,306.29, accrued and unpaid dividends per share of Series B Preferred Stock of $37.04 and a conversion price of $1.91 per share of Series B Preferred Stock. The number of shares of Common Stock into which the Series B Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and beneficially owned and offered by the selling stockholders pursuant to this prospectus may increase or decrease from that set forth in the below table. The number of shares of Common Stock beneficially owned by the selling stockholders also includes shares of Common Stock currently held by such selling stockholders that was previously purchased from the Company or on the open market and shares of Common Stock that may be issued upon conversion of shares of Series A Preferred Stock previously purchased by the selling stockholders. Such shares of Common Stock are not being registered pursuant to this prospectus and are not included in the number of shares that may be offered pursuant to this prospectus. The percentage of shares of Common Stock owned after the offering is based on (i) 22,620,105 shares of Common Stock outstanding as of May 1, 2017, (ii) the assumed conversion as of March 10, 2019 of all shares of Series B Preferred Stock into 12,308,034 shares of Common Stock and (iii) the assumed conversion as of May 2, 2018 (the date after which the Company may pay preferred dividends on the Series A Preferred Stock in cash) of all shares of Series A Preferred Stock held by the selling stockholders on into 15,237,464 shares of Common Stock. Unless otherwise indicated in the footnotes to this table, we believe that each of the selling stockholders named in this table has sole voting and investment power with respect to the shares of Series B Preferred Stock and Common Stock (including shares of Common Stock issued upon conversion of Series A Preferred Stock) indicated as beneficially owned.

The information set forth below is based on information provided by or on behalf of the selling stockholders prior to the date hereof. Information concerning the selling stockholders may change from time to time. The selling stockholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling stockholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling stockholders will hold upon consummation of any such sales. In addition, since the date on which the selling stockholders provided this information to us, such selling stockholders may have sold, transferred or otherwise disposed of all or a portion of the offered securities. We are registering the shares to permit each selling stockholder to resell the shares when such stockholder deems appropriate, subject to the restrictions on transfer set forth under “Plan of Distribution.”

Except as described above in “Summary—Preferred Stock Financing,” none of the selling stockholders nor any of their respective affiliates, officers, directors or principal equity holders has had any material relationship with us or our affiliates within the past three years.

	Series B Preferred Stock			Common Stock
Name of selling stockholder	Number of shares beneficially owned and offered hereby(1)	Number of shares owned after completion of the offering(2)	Percent of shares beneficially owned after the offering	Number of shares beneficially owned(3)	Number of shares offered hereby(1)	Number of shares owned after completion of the offering(2)	Percent of shares beneficially owned after the offering(4)
Francisco Partners IV, L.P. (5)	10,991	—	—	19,903,795	7,730,149	12,173,646	24.3%
Francisco Partners IV-A, L.P. (6)	5,509	—	—	9,976,353	3,874,569	6,101,784	12.2
Chrysalis Ventures II, L.P. (7)	1,000	—	—	5,296,534	703,316	4,593,218	9.2

(1)	Unless otherwise indicated, the selling stockholders may offer any or all of the Series B Preferred Stock they beneficially own and the Common Stock issuable upon conversion of the Series B Preferred Stock. Shares of Common Stock held by such selling stockholder and not issued upon conversion of the Series B Preferred Stock (including shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock) may not be offered pursuant to this prospectus.
(2)	The selling stockholders have not informed us, and we do not know, when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all, some or none of the shares of Series B Preferred Stock and Common Stock that they own pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any such shares, we cannot provide any information or estimates as to the number of shares of our Series B Preferred Stock or Common Stock that the selling stockholders will hold after completion of this offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares of Series B Preferred Stock and Common Stock issuable upon conversion of the Series B Preferred Stock covered by this prospectus upon the completion of this offering and will not have sold any shares of Common Stock (including shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock) held by such selling stockholders not covered by this prospectus.
(3)	Includes, for each selling stockholder, shares of Common Stock, shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock as of May 2, 2018 (the date after which the Company may pay preferred dividends on the Series A Preferred Stock in cash) and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock as of March 10, 2019 (the date after which the Company may pay preferred dividends on the Series B Preferred Stock in cash).
(4)	Calculated based on Rule 13d-3 under the Exchange Act, based on (i) 22,620,105 shares outstanding as of May 1, 2017, (ii) the assumed conversion of all shares of Series A Preferred Stock as of May 2, 2018 (the date after which the Company may pay preferred dividends on the Series A Preferred Stock in cash) into 15,237,464 shares of Common Stock and (iii) the assumed conversion as of March 10, 2019 of all shares of Series B Preferred Stock into 12,308,034 shares of Common Stock.
(5)	Reflects 33,306 shares of Series A Preferred Stock and 10,991 shares of Series B Preferred Stock held by Francisco Partners IV, L.P. (“FP IV”), 9,759,596 shares of Common Stock and 7,730,149 shares of Common Stock into which such shares of Series A Preferred Stock and Series B Preferred Stock, respectively, would be convertible as of May 2, 2018 and March 10, 2019, respectively, and 2,414,050 shares of Common Stock directly held by FP IV as of March 10, 2017 according to a Schedule 13D/A report filed by FP IV with the SEC on March 15, 2017. Francisco Partners GP IV, L.P. (“FP GP IV”) is the general partner of FP IV, and as such may be deemed to have voting and dispositive power over the shares held by FP IV. Francisco Partners GP IV Management Limited (“FP GP Management”) is the general partner of FP GP IV and provides management services to FP IV at the request of FP GP IV, and as such may be deemed to have voting and dispositive power over the shares held by FP IV. The directors of FP GP Management are Mr. Dipanjan Deb and Mr. Tom Ludwig (the “FP Directors”) and the Investment Committee of FP GP Management consists of Mr. Deb, Mr. David Golob, Mr. Ezra Perlman, and Mr. Keith Geeslin (the “FP Investment Committee”), and as such, each of the FP Directors and each of the members of the FP Investment Committee may be deemed to have voting and dispositive power over the shares held by FP IV. The address of FP IV, FP GP IV, and FP GP Management is One Letterman Drive, Building C – Suite 410, San Francisco, California 94129. Other than with respect to the number of shares of common stock issuable upon conversion of Preferred Stock, all information is based on a review of a Schedule 13D/A report filed by FP-IV, FP IV-A (defined below), FP GP IV and FP GP with the SEC on March 15, 2017.
(6)	Reflects 16,694 shares of Series A Preferred Stock and 5,509 shares of Series B Preferred Stock held by Francisco Partners IV-A, L.P. (“FP IV-A”), 4,891,812 shares of Common Stock and 3,874,569 shares of Common Stock into which such shares of Series A Preferred Stock and Series B Preferred Stock, respectively, would be convertible as of May 2, 2018 and March 10, 2019, respectively, and 1,209,972 shares of Common Stock directly held by FP IV-A as of March 10, 2017 according to a Schedule 13D/A report filed by FP IV-A with the SEC on March 15, 2017. FP GP IV is the general partner of FP IV-A, and as such may be deemed to have voting and dispositive power over the shares held by FP IV-A. FP GP Management is the general partner of FP GP IV and provides management services to FP IV-A at the request of FP GP IV, and as such may be deemed to have voting and dispositive power over the shares held by FP IV-A. Each of the FP Directors and each of the members of the FP Investment Committee may also be deemed to have voting and dispositive power over the shares held by FP IV-A. The address of FP IV-A, FP GP IV, and FP GP Management is One Letterman Drive, Building C – Suite 410, San Francisco, California 94129. Other than with respect to the number of shares of common stock issuable upon conversion of Preferred Stock, all information is based on a review of a Schedule 13D/A report filed by FP-IV, FP IV-A, FP GP IV and FP GP with the SEC on March 15, 2017.
(7)

Reflects 2,000 shares of Series A Preferred Stock and 1,000 shares of Series B Preferred Stock held by Chrysalis Ventures II, L.P. (“CV II LP”), 586,056 shares of Common Stock and 703,316 shares of Common Stock into which such shares of Series A Preferred Stock and Series B Preferred Stock, respectively, would be convertible as of May 2, 2018 and March 10, 2019, respectively, and 4,007,162 shares of

Common Stock directly held by CV II LP as of March 10, 2017 according to a Schedule 13D report filed by CV II LP with the SEC on March 20, 2017. Chrysalis Partners II, LLC (“CP II LLC”) is the general partner of CV II LP, and as such may be deemed to have voting and dispositive power over the shares held by CV II LP. Investment and voting decisions with respect to the shares held by CV II LP are made by an advisory committee of CP II LLC that consists of David A. Jones, Jr., who is a member of our board of directors, Wright Steenrod and Irv Bailey, each of whom is a member of CP II LLC. The address of CV II LP and CP II LLC is 101 South Fifth Street, Suite 1650, Louisville, KY 40202. Other than with respect to the number of shares of common stock issuable upon conversion of Preferred Stock, all information is based on a review of a Schedule 13D report filed by CV II LP and CP II LLC with the SEC on March 20, 2017.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our Common Stock and our preferred stock, including the Series B Preferred Stock. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation, the Series B Certificate of Designations and our amended and restated bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The terms of these securities may also be affected by Delaware General Corporation Law. The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our amended and restated certificate of incorporation, the Certificate of Designation and our amended and restated bylaws.

Common Stock

We are authorized to issue 75,000,000 shares of Common Stock, of which 22,620,105 shares were issued and outstanding as of May 1, 2017.

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders generally and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

All of the outstanding shares of our common stock are fully paid and non-assessable. The shares of common stock offered by this prospectus or upon the conversion of any preferred stock or debt securities or exercise of any warrants offered pursuant to this prospectus, when issued and paid for, will also be, fully paid and non-assessable.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.001 per share, 52,000 of which were issued and outstanding as Series A Preferred Stock and 17,500 of which were issued and outstanding as Series B Preferred Stock as of May 1, 2017.

Our preferred stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by our board of directors (authority to do so being expressly vested in the board of directors). The board of directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of preferred stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each series. Our preferred stock is available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

The issuance of preferred stock may delay, deter or prevent a change in control or acquisition of the Company.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Registration Rights

Series B Investor Rights Agreement

Pursuant to the Series B Investor Rights Agreement, we granted the Series B Investors the right to require the Company to file with the SEC a registration statement to register for resale the Series B Registrable Securities. The Series B Investor Rights Agreement also provides the Series B Investors the right to request three underwritten offerings per year and unlimited “piggyback” registration rights with respect to the Series B Registrable Securities. The obligation to register the Series B Registrable Securities continues until those securities have been sold by the holders of the registration rights, may be sold without limitation under Rule 144 or, in the case of the Series B Preferred Stock, have been redeemed.

Under the terms of the Series B Investor Rights Agreement, the investors may not transfer their shares of Series B Preferred Stock until the earliest of September 10, 2017; the date of the consummation of a Fundamental Change (as defined below in “Description of Series B Preferred Stock”); and a material breach by us of any transaction document of the Series B financing. This limitation is subject to customary exceptions.

The foregoing description of the terms of the Series B Investor Rights Agreement is intended as a summary only and is qualified in its entirety by reference to the Series B Investor Rights Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

Series A Investor Rights Agreement

Pursuant to the Series A Investor Rights Agreement, we granted Francisco Partners and Chrysalis (the “Series A Investors”) the right to require the Company to file with the SEC a registration statement to register for resale the Series A Investors’ shares of Series A Preferred Stock and the shares of the Company’s Common Stock issuable upon conversion of the Series A Preferred Stock (such shares of Common Stock, the “Series A Conversion Shares” and the Series A Preferred Stock and Series A Conversion Shares collectively, the “Series A Registrable Securities”). The Series A Investor Rights Agreement also provides the Series A Investors the right to request three underwritten offerings per year and unlimited “piggyback” registration rights with respect to the Series A Registrable Securities. The obligation to register the Series A Registrable Securities continues until those securities have been sold by the holders of the registration rights, may be sold without limitation under Rule 144 or, in the case of the Series A Preferred Stock, have been redeemed. We filed a registration statement on Form S-3 for the resale of the Series A Registrable Securities with the SEC on August 30, 2016, and the registration statement was declared effective by the SEC on September 23, 2016. The requisite holders of the registration rights granted under the Private Company Investors’ Rights Agreement waived all piggyback or other registration rights with respect to the filing of this prospectus.

The foregoing description of the terms of the Series A Investor Rights Agreement is intended as a summary only and is qualified in its entirety by reference to the Series A Investor Rights Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

Private Company Investors’ Rights Agreement

We entered into an investors’ rights agreement on August 3, 2012 with certain stockholders (the “Private Company Investors’ Rights Agreement”). Subject to the terms of this agreement, as of May 1, 2017, holders of 4,007,162 shares of Common Stock had registration rights, which includes demand registration rights, “piggyback” registration rights and short-form registration rights. The registration rights described below, granted pursuant to the Private Company Investors’ Rights Agreement, will terminate, with respect to any particular stockholder, upon the occurrence of the total shares of common stock held by and issuable to the particular stockholder constituting less than 1% of the shares of common stock then outstanding as shown on our most recent report or statement filed with the SEC. The requisite holders of the registration rights granted under the Private Company Investors’ Rights Agreement waived all piggyback or other registration rights with respect to the filing of this prospectus.

The foregoing description of the terms of the Private Company Investors’ Rights Agreement is intended as a summary only and is qualified in its entirety by reference to the Private Company Investors’ Rights Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

Voting Agreements

Series B Investor Rights Agreement

The Series B Investor Rights Agreement provides that for so long as Francisco Partners owns at least 10% of the aggregate shares of our Securities that it held as of the closing of the Series B Financing, it can (i) for so long as it holds at least 5% of the aggregate outstanding Securities of the Company (on an as-converted basis) designate a proportionate share of the Board based upon its percentage ownership of the Company’s outstanding Securities on an as-converted basis, rounded up to the nearest whole director, which designees shall be entitled to serve on each committee of the Board, subject to applicable legal and Nasdaq requirements, and (ii) if no director designated by Francisco Partners is serving on the Board, designate one Board observer. If Francisco Partners is no longer entitled to designate a Board member, then any Board observer designated by Francisco Partners can be excluded from any Board committee meeting or from receiving any committee materials if such exclusion would be in the best interests of the Company and its stockholders. As of the closing of the Series B Financing, Francisco Partners held, on an as-converted basis, approximately 56% of the Company’s outstanding Securities.

In connection with Francisco Partners’ rights with respect to the designation of directors, a new committee of the Board, the Investor Committee, was also formed, which Investor Committee has the sole authority to effect the exercise of Francisco Partners’ rights with respect to the designation of directors by increasing the size of the Board and appointing directors designated by Francisco Partners to fill vacancies on the Board and committees thereof. Only directors designated by Francisco Partners will serve on the Investor Committee, which currently consists solely of Ezra Perlman. In addition, as of the closing of the Series B Financing, the size of the Board was increased from seven to eight directors, with the eighth seat initially vacant and subsequently filled by Kraig McEwen upon designation by Francisco Partners.

As of the closing of the Series B Financing, Francisco Partners held, on an as-converted basis, approximately 56% of our outstanding voting securities (on an as-converted basis), meaning that Francisco Partners has the right to designate a majority of our board of directors. To date, Francisco Partners has not exercised its right to designate a majority of our board of directors. Instead, only Ezra Perlman and Kraig McEwen been elected to serve on our board of directors by designation of Francisco Partners.

The rights granted to Francisco Partners with respect to the designation of directors supersede all similar prior rights granted to Francisco Partners pursuant to the Series A Investor Rights Agreement.

Series A Investor Rights Agreement

The Series A Investor Rights Agreement provides that Francisco Partners (i) can designate one member of the Board, which designee shall be entitled to serve on the compensation committee of the Board, and one Board observer for so long as Francisco Partners continues to hold at least 25% of the equity interests purchased by it at the closing of the Financing and 5% of all outstanding Common Stock (on an as-converted basis) of the Company and (ii) can designate one Board observer for so long as it holds at least 10% of the equity interests purchased by it at the closing of the Financing. If Francisco Partners is no longer entitled to designate a Board member, then any Board observer designated by Francisco Partners can be excluded from any Board committee meeting or from receiving any committee materials if such exclusion would be in the best interests of the Company and its stockholders. As noted above, the rights granted to Francisco Partners pursuant to the Series A Investor Rights Agreement were superseded by the rights granted under the Series B Investor Rights Agreement.

Anti-Takeover Provisions Under Our Charter and Bylaws and Delaware Law

In addition to the rights afforded to the holders of our Series A Preferred Stock and Series B Preferred Stock, certain provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Amended and Restated Certificate of Incorporation

Undesignated Preferred Stock. As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Limitations on the Ability of Stockholders to Act by Written Consent or Call a Special Meeting. We have provided in our amended and restated certificate of incorporation that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

In addition, our amended and restated certificate of incorporation and amended and restated bylaws provide that special meetings of the stockholders may be called only by the chairperson of our board of directors, the chief executive officer or a majority of the board of directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. However, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is divided into three classes with staggered three-year terms. As a result, one class (i.e., approximately one third of our board of directors) will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. This provision may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

Board Vacancies Filled Only by Majority of Directors. Vacancies and newly created seats on our board may be filled only by a majority of the number of then-authorized members of our board of directors, other than vacancies that may only be filled by the Investor Committee. Only our board of directors may determine the number of directors on our board, with the Investor Committee having authority to increase or decrease the size of the board as it relates to directors designated by Francisco Partners. The inability of stockholders (other than in certain instances, Francisco Partners) to determine the number of directors or to fill vacancies or newly created seats on our board of directors makes it more difficult to change the composition of our board of directors, but these provisions promote a continuity of existing management.

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that there shall be no cumulative voting and our amended and restated bylaws do not expressly provide for cumulative voting.

Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides for the removal of a director only with cause and by the affirmative vote of the holders of at least 66  2/3% of the shares then entitled to vote at an election of our directors.

Amendment of Charter Provisions. The amendment of the provisions in our amended and restated certificate of incorporation requires approval by holders of at least 66  2/3% of our outstanding capital stock entitled to vote generally in the election of directors (in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under the Delaware General Corporation Law). The amendment of the provisions in our amended and restated bylaws requires approval by either a majority of our board of directors or holders of at least 66  2/3% of our outstanding capital stock entitled to vote generally in the election of directors (in addition to any rights of the holders of our outstanding capital stock to vote on such amendment under the Delaware General Corporation Law).

Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law which regulates corporate acquisitions of publicly held companies. This law provides that a specified person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the outstanding voting stock of a publicly held Delaware corporation, or an interested stockholder, may not engage in business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in advance in a manner prescribed by Delaware law. The law does not include interested stockholders prior to the time our common stock was listed on The Nasdaq Global Market. The law defines the term “business combination” to include mergers, asset sales and other transactions in which the interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our amended and restated certificate of incorporation in the future to avoid the restrictions imposed by this anti-takeover law.

The provisions of Delaware law and our amended and restated certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

Our transfer agent and registrar for our capital stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is 1-800-937-5449.

Listing

Our common stock is listed on The Nasdaq Global Market under the symbol “CNXR.”

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a summary of the material terms of the Series B Preferred Stock. For a more complete description you should refer to the actual terms of the Series B Preferred Stock and the Series B Certificate of Designations. For purposes of this section titled “Description of Series B Preferred Stock,” unless otherwise defined, capitalized terms have the meanings given below in “—Definitions.”

General

On March 10, 2017, we filed with the Secretary of State of the State of Delaware the Series B Certificate of Designation classifying the Series B Preferred Stock and establishing the voting powers, designations, preferences and other special rights, and the qualifications, limitations and restrictions, of the shares of the Series B Preferred Stock. The Series B Certificate of Designation became effective upon filing.

Classification and Number of Shares

In the Series B Certificate of Designation, 17,500 shares of preferred stock were designated as “Series B Convertible Preferred Stock.”

Dividends

Holders of Series B Preferred Stock (the “Holders”) are entitled to receive the following dividends (such dividends, the “Series B Dividends”).

Preferred Dividends

From and after March 10, 2017, each Holder, in preference and priority to the holders of all other classes or series of stock other than the Series A Preferred Stock, is entitled to receive, with respect to each share, or fraction of a share, of Series B Preferred Stock then outstanding and held by such Holder, dividends accruing on a daily basis, commencing from the date of issuance of such share of Series B Preferred Stock, at the rate of fifteen percent (15%) per annum of the Series B Stated Value per whole share (or proportion thereof with respect to fractional shares) of Series B Preferred Stock (the “Series B Preferred Dividends”). The Series B Preferred Dividends are cumulative, whether or not earned or declared, and are paid quarterly in arrears on the last day of March, June, September and December in each year, commencing March 31, 2017. The Series B Preferred Dividends will be accreted to, and increase, the outstanding Series B Stated Value; provided, however, that following March 10, 2019, the Series B Preferred Dividends may, at the Company’s option, be paid in cash and, if not so paid in cash, will automatically be accreted to, and increase, the outstanding Series B Stated Value. The Series B Preferred Dividends will be paid on a pari passu basis with any dividends payable on the Series A Preferred Stock.

Additional Dividends

Upon the occurrence and during the continuance of a Series B Dividend Increase Event (the date of a Series B Dividend Increase Event being referred to as an “Additional Series B Dividend Accrual Date”), each holder of then-outstanding shares of Series B Preferred Stock will thereafter be entitled to receive cash dividends accruing on a daily basis from the Additional Series B Dividend Accrual Date, through and including the date on which such dividends are paid, at the annual rate of four percent (4%) per annum of the Series B Stated Value per share of Series B Preferred Stock. These cash dividends are hereinafter referred to as “Additional Series B Dividends.” The Additional Series B Dividends are in addition to, and not a substitute for or payment in lieu of, the Series B Preferred Dividends. The Additional Series B Dividends will increase by one percent (1%) upon each sixth-month anniversary of the Series B Dividend Increase Event, provided, however, that in no event may the Series B Preferred Dividends and Additional Series B Dividends collectively exceed sixteen percent (20%) per annum. The Additional Series B Dividends are cumulative, whether or not earned or declared, and are paid quarterly in arrears on the dividend payment dates for Series B Preferred Dividends, if not paid prior. Any unpaid Additional Series B Dividends will compound quarterly.

Registration Default Dividends

Series B Registration Default Dividends will accrue on the Series B Preferred Stock to the extent provided in the Series B Investor Rights Agreement. In the event that the Company is required to pay Series B Registration Default Dividends pursuant to the Series B Investor Rights Agreement, the Company will provide written notice (a “Series B Registration Default Notice”) to the Holders of its obligation to pay Series B Registration Default Dividends no later than fifteen (15) days prior to the proposed payment date for the Series B Registration Default Dividends, and the Series B Registration Default Notice will set forth the amount of Series B Registration Default Dividends to be paid by the Company on such payment date. In no event, may Series B Registration Default Dividends accrue at a rate in excess of 0.50% per annum of the Series B Stated Value per share of Series B Preferred Stock, regardless of the number of events or circumstances giving rise to requirements to pay such Series B Registration Default Dividends. Unless the context requires otherwise, all references to Series B Preferred Dividends will include any Series B Registration Default Dividends. Such Series B Registration Default Dividends that are payable shall be payable in cash in arrears on each dividend payment date following accrual set forth above in “—Dividends—Preferred Dividends” at the same time and in the same manner (except in cash only) as the Series B Preferred Dividends.

Priority of Dividends

If the Company at any time pays a dividend on or makes a distribution in respect of the Common Stock (whether in cash, in kind or in other property) or any other class or series of capital stock of the Company, the Company will, at the same time and on the same terms, pay or distribute to each Holder a dividend (or distribution) equal to the dividend that would have been payable to such Holder if the shares, or fraction of a share, of Series B Preferred Stock held by such Holder had been converted into Common Stock on the date of determination of holders of Common Stock entitled to receive such dividend or distribution.

If at any time the Company pays less than the total amount of dividends then accumulated with respect to the Series B Preferred Stock, such payment will be distributed pro rata among the Holders based upon the Series B Stated Value on all shares of Series B Preferred Stock held by each such Holder.

Liquidation Rights

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Company, the Holders will receive, pari passu with the holders of Series A Preferred Stock, from the net assets of the Company the Series B Liquidation Preference multiplied by the number of shares of Series B Preferred Stock held by such Holders, before any distribution or payment will be made to the holders of any Junior Securities, and if the assets of the Company are insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders of the Series B Preferred Stock will be ratably distributed among such Holders in accordance with the respective amounts that would be payable on such shares if all amounts payable were paid in full. The Company will mail written notice of any such Liquidation at least 45 days prior to the payment date stated in the notice to each Holder.

Right of the Holders to Convert

At any time, each Holder has the right, at such Holder’s option, subject to the conversion procedures set forth in the Series B Certificate of Designation to convert each share of such Holder’s Series B Preferred Stock at any time into that number of shares of Common Stock determined by dividing (i) the sum of (x) the Series B Stated Value of such share of Series B Preferred Stock and (y) any accrued and unpaid dividends (including, for the avoidance of doubt, any Series B Preferred Dividends, Additional Series B Dividends and Series B Registration Default Dividends) in respect of the Series B Preferred Stock up to but not including the Series B Conversion Date (as defined below) by (ii) the Series B Conversion Price. The right of conversion may be exercised as to all or any portion of such Holder’s Series B Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Series B Preferred Stock (unless such conversion relates to all shares of Series B Preferred Stock held by such Holder). Any shares of Common Stock issued upon conversion of Series B Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable.

Mandatory Conversion by the Company

At any time after March 10, 2019, if (i) the shares of Common Stock underlying the Series B Preferred Stock are registered for resale under the Securities Act of 1933, as amended, (ii) the Weighted Average Price per share of Common Stock was greater than the Mandatory Series B Conversion Price for at least forty-five (45) consecutive Trading Days, of which forty (40) of the forty-five (45) consecutive Trading Days are each Qualified Trading Days, and (iii) no Series B Dividend Increase Event under clause (ii) or (iii) of the definition of that term has occurred and is continuing, the Company may elect to convert (a “Mandatory Series B Conversion”) all, but not less than all, of the outstanding shares of Series B Preferred Stock into shares of Common Stock (the date selected by the Company for any Mandatory Series B Conversion, the “Mandatory Series B Conversion Date”). In the case of a Mandatory Series B Conversion, each share of Series B Preferred Stock then outstanding will be converted into that number of shares of Common Stock determined by dividing (i) the sum of (x) the Series B Stated Value of such share of Series B Preferred Stock and (y) any accrued and unpaid dividends (including, for the avoidance of doubt, any Series B Preferred Dividends, Additional Series B Dividends and Series B Registration Default Dividends) in respect of the Series B Preferred Stock up to but not including the Mandatory Series B Conversion Date by (ii) the Series B Conversion Price. Any shares of Common Stock issued upon conversion of Series B Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable.

If the Company elects to affect a Mandatory Series B Conversion, the Corporation shall, within three (3) Business Days following the completion of the applicable forty-five (45) Trading Day period referred to above, provide notice of the Mandatory Series B Conversion to each Holder. The Company shall provide such notice, which shall include the Mandatory Series B Conversion Date and the Mandatory Series B Conversion Rate and the, no more than twenty (20) but no less than ten (10) Business Days before the Mandatory Series B Conversion Date.

Effect of Conversion

Effect of Conversion

Effective immediately prior to the close of business on the Series B Conversion Date applicable to any shares of Series B Preferred Stock, Series B Preferred Dividends, Additional Series B Dividends and Series B Registration Default Dividends will no longer accrue or be declared on any such shares of Series B Preferred Stock, and on conversion, such shares of Series B Preferred Stock will cease to be outstanding.

The “Series B Conversion Date” means (A) with respect to conversion of any shares of Series B Preferred Stock at the option of any Holder, the date on which such Holder complies with the relevant procedures in the Series B Certificate of Designation and (B) with respect to a Mandatory Series B Conversion, the Mandatory Series B Conversion Date.

Record Holder of Underlying Securities as of Conversion Date

The Person or Persons entitled to receive the Common Stock issuable upon conversion of Series B Preferred Stock on a Series B Conversion Date will be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on such Series B Conversion Date. As promptly as practicable on or after the Series B Conversion Date and compliance by the applicable Holder with the relevant procedures set forth in the Series B Certificate of Designation (and in any event no later than three (3) Trading Days thereafter), the Company will issue the number of whole shares of Common Stock issuable upon conversion. Such delivery of shares of Common Stock will be made, at the option of the Company, in certificated form or by book-entry. Any such certificate or certificates will be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders. In the event that a Holder will not by written notice designate the name in which shares of Common Stock to be delivered upon conversion of shares of Series B Preferred Stock should be registered, or the manner in which such shares should be delivered, the Company will be entitled to register and deliver such shares in the name of the Holder and in the manner shown on the records of the Company.

Failure to Convert

If the Company fails for any reason or no reason to issue to a Holder of Series B Preferred Stock a certificate representing the Conversion Shares within three (3) Business Days after the Series B Conversion Date or Mandatory Series B Conversion Date, as applicable, and register such shares of Common Stock on the Company’s share register or to credit the Holder’s balance account with the Depository Trust Company for such number of shares of Common Stock to which the Holder is entitled upon such conversion, and if on or after the Series B Conversion Date the Holder purchases, or another Person purchases on the Holder’s behalf or for the Holder’s account (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company will pay in cash to the Holder (for costs incurred either directly by such Holder or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Holder as a result of the sale to which such Buy-In relates.

Fractional Shares

No fractional shares of Common Stock may be issued upon conversion of the Series B Preferred Stock into Common Stock. In the event a fractional share of Common Stock would be issued on conversion, the number of shares of Common Stock to be issued will be rounded down to the nearest whole share.

Adjustments to Conversion Price

Subdivisions of Common Stock

If the Company at any time on or after March 10, 2017 subdivides (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Series B Conversion Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Conversion Shares will be proportionately increased. If the Company at any time on or after March 10, 2017 combines (by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Series B Conversion Price in effect immediately prior to such combination will be proportionately increased and the number of Conversion Shares will be proportionately decreased. Any such adjustment will become effective at the close of business on the date the subdivision or combination becomes effective.

Other Events

If any event occurs of the type contemplated by the provisions of the Series B Certificate of Designation, but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights or phantom stock rights), then the Board will make an appropriate adjustment in the Series B Conversion Price and the number of Conversion Shares so as to protect the rights of the Holder.

Reorganization Events

If there occurs any reorganization, recapitalization, consolidation or merger involving the Company in which the Common Stock is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Company’s jurisdiction of incorporation), then, following any such reorganization, recapitalization, consolidation or merger, in each case pursuant to which shares of Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, each share of Series B Preferred Stock will be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) will be made in the application of the provisions described above in “—Adjustments to Conversion Price” with respect to the rights and interest thereafter of the Holders, to the end that the provisions set forth in that section (including provisions with respect to changes in and other adjustments of the

Series B Conversion Price) will thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock. In the event holders of Common Stock have the opportunity to elect the form of consideration to be received in the transaction, the Company will make adequate provision whereby the Holders will have a reasonable opportunity to determine the form of consideration into which all of the Series B Preferred Stock, treated as a single class, will be convertible from and after the effective date of such transaction. The determination (i) will be made by Holders representing a plurality of shares of Series B Preferred Stock participating in such determination, (ii) will be subject to any limitations to which all of the holders of Common Stock are subject, including, but not limited to, pro rata reductions applicable to any portion of the consideration payable in such transaction and (iii) will be conducted in such a manner as to be completed by the date which is the earlier of: (1) the deadline for elections to be made by holders of Common Stock, and (2) two Trading Days prior to the anticipated effective date of such transaction.

Successive Adjustments

After an adjustment to the Series B Conversion Price, any subsequent event requiring an adjustment will cause an adjustment to each such Series B Conversion Price as so adjusted.

Purchase Rights

If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Series B Preferred Stock (without regard to any limitations on the conversion thereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Reserved Stock

The Company will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock as will then be issuable upon the conversion of all outstanding shares or fractions of shares of Series B Preferred Stock. All shares of Common Stock which will be so issued will be duly and validly issued and fully paid and nonassessable and free from all liens, duties and charges arising out of or by reason of the issue thereof (including, without limitation, in respect of taxes) and will be approved for listing on The Nasdaq Global Market if shares of Common Stock generally are so listed (or any other national securities exchange on which the Common Stock is listed). The Company will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Series B Conversion Price. The Company will take all such action within its control as may be necessary on its part to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Company may be listed. The Company will not take any action which results in any adjustment of the Series B Conversion Price if after such action the total number of shares of Common Stock issued and outstanding and thereafter issuable upon exercise of all Options and conversion of Convertible Securities, including upon conversion of the Series B Preferred Stock, would exceed the total number of shares of such class of Common Stock then authorized by the Company’s Certificate of Incorporation.

Status of Reacquired Shares

Shares of Series B Preferred Stock that have been issued and reacquired in any manner, whether by redemption, repurchase or otherwise or upon any conversion of shares of Series B Preferred Stock to Common Stock, will be retired and have the status of authorized and unissued shares of preferred stock of the Company undesignated as to series, and may be redesignated as any series of preferred stock of the Company and reissued.

Voting Rights

General

In addition to any class voting rights provided by law and the Series B Certificate of Designation, the Holders of Series B Preferred Stock have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (including the election of directors). With respect to the voting rights of the Holders of the Series B Preferred Stock, each Holder of Series B Preferred Stock is entitled to cast one vote for each share of Common Stock that would be issuable to such Holder upon the conversion of all the shares of Series B Preferred Stock held by such Holder on the record date for the determination of stockholders entitled to vote at a conversion rate the numerator of which is the Series B Stated Value for each share of Series B Preferred Stock (as adjusted for any subdivision by any stock split, stock dividend, recapitalization, reorganization, scheme, arrangement or otherwise, as described above in “—Adjustments to Conversion Price,” occurring prior to such record date) and the denominator of which is the Series B Conversion Price (which Series B Conversion Price, solely for purposes of determining this conversion rate, cannot be less than $1.91 (the Closing Price of the Common Stock on March 9, 2017)).

Protective Provisions

In addition to any other vote of the Holders required by law or by the Certificate of Incorporation, without the prior consent of the Required Series B Holders, given in person or by proxy, either in writing or at a special meeting called for that purpose, at which meeting the holders of the shares of such Series B Preferred Stock shall vote together as a class, the Company will not:

(a) (x) authorize, create, designate, establish or issue (whether by merger or otherwise) (i) an increased number of shares of Series B Preferred Stock, or (ii) any other class or series of capital stock ranking senior to or on parity with the Series B Preferred Stock as to dividends or upon liquidation or (y) reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series B Preferred Stock;

(b) amend, restate, alter or repeal any of the rights, powers or preferences of the Series B Preferred Stock;

(c) amend, restate, alter or repeal the Certificate of Incorporation in a manner which would adversely affect a Holder’s ability to (i) transfer its shares of Series B Preferred Stock or Common Stock to any person or (ii) convert its shares of Series B Preferred Stock into Common Stock;

(d) directly or indirectly, declare or pay any dividend or distribution on, or directly or indirectly purchase, redeem, repurchase or otherwise acquire or permit any subsidiary of the Company to redeem, repurchase or acquire, any Junior Securities if (i) after giving effect to such action, the Company would not have sufficient funds legally available to redeem all outstanding shares of Series B Preferred Stock for an amount equal to the aggregate Series B Liquidation Preference of such shares or (ii) there are any accrued and unpaid Series B Preferred Dividends, Additional Series B Dividends or Series B Registration Default Dividends;

(e) incur any indebtedness for borrowed money, other than indebtedness (i) incurred in the ordinary course of business or (ii) procured from secured lenders of the Company holding outstanding indebtedness of the Company as of March 10, 2017 in an aggregate amount not to exceed the maximum authorized amount of credit available pursuant to the terms of the credit agreement with such secured lender as in effect on March 10, 2017; or

(f) agree to do any of the foregoing.

Redemption

From and after May 2, 2023, each Holder has the right, at the Holder’s option, to require the Company to redeem all or any portion of such Holder’s shares of Series B Preferred Stock at a per share price equal to the Series B Liquidation Preference in effect on the Redemption Date (the “Series B Redemption Price”) by delivery of written notice to the Company (the “Series B Redemption Request”) at least thirty (30) days prior to the proposed date of redemption (the “Series B Redemption Date”) set forth in the Series B Redemption Request.

Promptly following receipt of a Series B Redemption Request and no later than twenty (20) days prior to a Series B Redemption Date, the Company will mail a notice of optional redemption by first-class mail, postage prepaid to each Holder (other than the Holder(s) who submitted the applicable Series B Redemption Request), which notice must state (i) the applicable Series B Redemption Date and the applicable Series B Redemption Price and (ii) the date upon which the redemption right terminates, which cannot be earlier than seven (7) Business Days prior to the applicable Series B Redemption Date. Any Holder may then, in its sole discretion, exercise its redemption right (without waiver of any other redemption rights herein) with respect to all or any portion of the shares of Series B Preferred Stock (the “Series B Redemption Securities”) beneficially owned by such Holder by delivery to the Company of a written notice no less than seven (7) Business Days prior to the applicable Series B Redemption Date stating (x) that such Holder is exercising the right of redemption described herein and (y) the number of shares of the Series B Redemption Securities with respect to which such Holder is exercising its redemption right.

In the event of a Fundamental Change, unless waived by the Required Series B Holders, each Holder has the right, at the Holder’s option, to require the Company to redeem all or any portion of such Holder’s shares of Series B Preferred Stock at a price equal to the Series B Redemption Price by delivery of a Series B Redemption Request at least thirty (30) days prior to the Series B Redemption Date set forth in the Series B Redemption Request.

In the event of a Fundamental Change other than an Exempt Transaction, the Company has the right, at the Company’s option, to redeem all or any portion of the outstanding shares of Series B Preferred Stock at a price equal to the Series B Redemption Price by delivery of written notice to the Holders (the “Series B Redemption Notice”) at least thirty (30) days prior to the Series B Redemption Date set forth in such Redemption Notice. Such Series B Redemption Notice shall set forth the number of shares of Series B Preferred Stock being redeemed, the Series B Redemption Price and the Series B Redemption Date.

The Company will pay the applicable Series B Redemption Price in cash on the later of (i) the Series B Redemption Date and (ii) upon the receipt of surrender of the certificates, if any, representing the shares of Series B Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Company reasonably requires, and letters of transmittal and instructions therefor on reasonable terms as are included in the notice sent by the Company); provided, that if such certificates are lost, stolen or destroyed, the Company may require the applicable Holder to execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith, prior to paying such Series B Redemption Price.

Shares of Series B Preferred Stock to be redeemed on the Series B Redemption Date, as the case may be, will from and after the Series B Redemption Date, no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the holder thereof as a holder of shares of Series B Preferred Stock (except the right to receive from the Company the applicable Series B Redemption Price) will cease and terminate with respect to such shares; provided, that in the event that a share of Series B Preferred Stock is not redeemed due to a default in payment by the Company or because the Company is otherwise unable to pay the applicable Series B Redemption Price in cash in full, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights as provided in the Series B Certificate of Designation.

Any redemption of shares of Series B Preferred Stock (such redemption, the “Series B Redemption”) will be payable out of any cash legally available. At the time of the Series B Redemption, the Company will take all actions required or permitted under Delaware law to permit the Series B Redemption and to make funds legally available for such Series B Redemption. To the extent that the Company has insufficient funds to redeem all of the shares of Series B Preferred Stock upon the Series B Redemption, the Company will use available funds to redeem a pro rata portion of such shares of Series B Preferred Stock (and a pro rata portion of shares of Series A Preferred Stock if redemption of such shares is required on the same date), to the extent permissible under Delaware law.

Preemptive Rights

The Holders do not have any preemptive right to subscribe to any issue of the same or other capital stock of the Company.

Amendment to Terms

Any term of the Series B Preferred Stock may be amended or waived upon the written consent of the Company and the Holders of at least 66% of the Series B Preferred Stock then outstanding.

Fractional Shares

Series B Preferred Stock may be issued in fractions of a share that entitles each Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Stock.

Definitions

As used in this “Description of Series B Convertible Series B Preferred Stock,” the following terms have the respective meanings set forth below:

“Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person; provided that the following Persons shall not be deemed to be Affiliates of a Holder or any of its Affiliates: (a) the Company and its subsidiaries and (b) any portfolio company in which such Holder or any of its Affiliates has an investment (whether debt or equity) or any of such portfolio companies’ controlled Affiliates, so long as, in the case of this clause (b), such Person shall not have been acting on behalf of or at the direction of such Holder or any of its Affiliates or received any confidential information about the Company or its subsidiaries from or on behalf of such Holder (it being acknowledged that an employee of such Holder or its Affiliates that is a director or officer of such portfolio company or its controlled Affiliates shall not be deemed to have received such confidential information solely by reason of such individual serving on the board or similar governing body of such portfolio company). For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Bloomberg” means Bloomberg Financial Markets and its successors.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the U.S. Securities and Exchange Commission or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of shares of Common Stock on the Nasdaq Global Market on such date. If the Common Stock is not traded on the Nasdaq Global Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Market Group, Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Common Stock” means the common stock, par value $0.001 per share, of the Company, including the stock into which the Series B Preferred Stock and Series A Preferred Stock is convertible, and any securities into which the Common Stock may be reclassified.

“Common Stock Equivalents” means any securities of the Company or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Shares” means the shares of Common Stock into which the Series B Preferred Stock is convertible.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exempt Transaction” means (x) a transaction described in item (ii) of the definition of Fundamental Change in which less than ten percent (10%) of the consideration payable to the Company’s stockholders is cash or (y) a transaction described in items (iv) or (v) of the definition of Fundamental Change.

“Fundamental Change” means the occurrence of any of the following events: (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Common Stock representing more than 50% of the voting securities of the Company or the Company otherwise becomes aware of such ownership; (ii) the consummation of (a) any recapitalization, reclassification or change of the Common Stock (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of Common Stock) as a result of which the Common Stock would be converted into, or exchanged for, or represent solely the right to receive, cash, stock, other securities, other property or assets or (b) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into, or exchanged for, or represent solely the right to receive, cash, stock, other securities, other property or assets; (iii) the Company sells all or substantially all of its assets; (iv) the stockholders of the Company approve or the Company otherwise adopts any plan or proposal for the liquidation, dissolution or winding-up of the Company; or (v) the Common Stock ceases to be listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the Nasdaq Global Market (or any of their respective successors) or another U.S. national securities exchange; provided, however, that a transaction or transactions described in clause (ii) above will not constitute a Fundamental Change if the holders of all classes of Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Stock of the continuing or surviving corporation; provided, further, that the occurrence of an event described in clause (i) that arises as a result of the issuance of Series B Preferred Stock pursuant to the Series B Investment Agreement will not constitute a Fundamental Change.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Company and is reasonably acceptable to the Required Series B Holders.

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Company other than those securities which are explicitly senior to or pari passu with the Series B Preferred Stock in dividend rights or liquidation preference, which includes, for the avoidance of doubt, the Series A Preferred Stock.

“Mandatory Series B Conversion Price” means 175% of the Series B Conversion Price.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, an association, joint stock company, an estate, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Principal Market” means The Nasdaq Global Market.

“Qualified Trading Day” means any Trading Day on which the volume of shares of Common Stock traded is equal to or greater than 75,000 shares (as adjusted for stock splits, reverse stock splits and similar transactions).

“Required Series B Holders” means, as of any date, the holders of at least a majority of the Series B Preferred Stock outstanding as of such date.

“Series B Conversion Price” means $1.91, subject to adjustment as provided herein.

“Series B Dividend Increase Event” means any failure by the Company to (i) pay the Series B Preferred Dividends when due, (ii) redeem a Holder’s Series B Preferred Stock when required, (iii) effect conversion of a Holder’s Series B Preferred Stock when required, (iv) notify Holders in the event of a Fundamental Change, (v) comply with the anti-dilution provisions of the Series B Certificate of Designation, (vi) comply with the notices provision of the Series B Certificate of Designation or (vii) comply with the protective provisions set forth in the Series B Certificate of Designation.

“Series B Investment Agreement” means that certain investment agreement, dated on or about March 10, 2017, by and among the Company and each of the investors party thereto.

“Series B Investor Rights Agreement” means that certain investor rights agreement, dated on or about March 10, 2017, by and among the Company and each of the investors party thereto.

“Series B Liquidation Preference” means an amount per share equal to (i) the greater of (A) the Series B Stated Value and (B) such amount as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock immediately prior to a Liquidation plus (ii) any accrued but unpaid Series B Preferred Dividends, Additional Series B Dividends and Series B Registration Default Dividends thereon.

“Series B Registration Default Dividends” means all amounts, if any, payable pursuant to Section 3.12 of the Series B Investor Rights Agreement.

“Series B Stated Value” means $1,000.00 per share, subject to increase as set forth in “Dividends –Preferred Dividends.”

“Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by

Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets LLC. If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. If the Company and the applicable Holder are unable to agree upon the fair market value of such security, then the Weighted Average Price will be determined by an Independent Financial Advisor retained by the Company for such purpose. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the ownership and disposition of shares of the Common Stock and the Series B Preferred Stock. It does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations (“Treasury Regulations”) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Common Stock or the Series B Preferred Stock. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” dealers in securities or currencies, traders in securities, partnerships or other pass-through entities or investors in such entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the Common Stock or the Series B Preferred Stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Tax consequences may vary depending upon the particular circumstances of an investor. Moreover, the effect of any applicable state, local or foreign tax laws or of U.S. federal estate or gift tax laws is not discussed. This discussion is limited to taxpayers who will hold the Series B Preferred Stock and the Common Stock received in respect thereof as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

As used herein, “U.S. Holder” means a beneficial owner of the Common Stock or the Series B Preferred Stock who or that is or is treated for U.S. federal income tax purposes as:

•	an individual that is a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date, and has validly elected to continue to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” is any holder other than a “U.S. Holder.”

No rulings from the IRS have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Common Stock or the Series B Preferred Stock or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the Common Stock or the Series B Preferred Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences.

We urge you to consult your own tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the Common Stock or the Series B Preferred Stock, including your status as a U.S. Holder or a Non-U.S. Holder, as well as any tax consequences that may arise under the laws of any state, municipal, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

Distributions on the Common Stock or the Series B Preferred Stock

In general, distributions with respect to the Common Stock or the Series B Preferred Stock, as applicable (other than distributions on the Series B Preferred Stock in the form of increases to the Series B Stated Value, described below in “U.S. Holders—Accruing Dividends on the Series B Preferred Stock”), will be taxable as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includable in the gross income of a U.S. Holder as ordinary income on the day actually or constructively received by such holder. For purposes of determining the portion of distributions on separate classes of shares of our stock that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of Series B Preferred Stock before being allocated to other distributions. Any portion of a distribution that exceeds such earnings and profits will first be applied to reduce a U.S. Holder’s tax basis in the Common Stock or Series B Preferred Stock on a share-by-share basis, and the excess will be treated as gain from the disposition of the Common Stock or Series B Preferred Stock, the tax treatment of which is discussed below under “U.S. Holders—Disposition, Including Redemptions.”

Under current law, dividends received by individual holders of Common Stock or the Series B Preferred Stock will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes. The rate reduction does not apply to dividends received to the extent that the individual shareholder elects to treat the dividends as “investment income,” which may be offset against investment expenses. Furthermore, the rate reduction does not apply to dividends that are paid to individual shareholders with respect to Common Stock or Series B Preferred Stock that is held for 60 days or less during the 121 day period beginning on the date which is 60 days before the date on which the Common Stock or Series B Preferred Stock becomes ex-dividend (or where the dividend is attributable to a period or periods in excess of 366 days, Common Stock or Series B Preferred Stock that is held for 90 days or less during the 181 day period beginning on the date which is 90 days before the date on which the Common Stock or Series B Preferred Stock becomes ex-dividend). Also, if a dividend received by an individual shareholder that qualifies for the rate reduction is an “extraordinary dividend” within the meaning of Section 1059 of the Code, any loss recognized by such individual shareholder on a subsequent disposition of the stock will be treated as long-term capital loss to the extent of such “extraordinary dividend,” irrespective of such shareholder’s holding period for the stock. In addition, dividends recognized by U.S. Holders that are individuals could be subject to the 3.8% tax on net investment income. Individual shareholders should consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

Dividends received by corporate shareholders generally will be eligible for the dividends-received deduction. Generally, this deduction is allowed if the underlying stock is held for at least 46 days during the 91 day period beginning on the date 45 days before the ex-dividend date of the stock, and for cumulative preferred stock with an arrearage of dividends attributable to a period in excess of 366 days, the holding period is at least 91 days during the 181 day period beginning on the date 90 days before the ex-dividend date of the stock. If a corporate shareholder receives a dividend on the Common Stock or Series B Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, the shareholder in certain instances must reduce its basis in the Common Stock or Series B Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate shareholder’s basis, any excess will be taxed as gain as if such shareholder had disposed of its shares in the year the “extraordinary dividend” is paid. Each domestic corporate holder of the Common Stock or Series B Preferred Stock is urged to consult with its tax advisors with respect to the eligibility for and the amount of any dividends received deduction and the application of Code Section 1059 to any dividends it may receive on the Series B Preferred Stock.

Accruing Dividends on the Series B Preferred Stock

If a dividend on the Series B Preferred Stock accrues, the tax treatment to a U.S. Holder of such accrual will depend on whether (a) the Series B Preferred Stock is treated as participating in corporate growth to any significant extent as determined under applicable Treasury Regulations and (b) cash distributions are also made on the Common Stock. The Company believes that the Series B Preferred Stock will be treated as participating in corporate growth to a significant extent because (i) with respect to dividends, if the Company at any time pays a dividend on or makes a distribution in respect of the Common Stock or any other class or series of capital stock, the Company must also make a distribution on each share of Series B Preferred Stock equal to the dividend that would have been payable had the Series B Preferred Stock been converted into Common Stock immediately before such dividend or distribution and (ii) on liquidation, each share of Series B Preferred Stock will be entitled to the greater of the Stated Value or such amount as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock immediately prior to a liquidation. In general, a U.S. Holder is bound by our determination, unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock. The remainder of this summary assumes that the Series B Preferred Stock will be treated as participating preferred. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Series B Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations.

If cash distributions are not made on the Common Stock, an accrued dividend on the Series B Preferred Stock will be tax-free to a U.S. Holder. A U.S. Holder’s tax basis and holding period for such Series B Preferred Stock generally will remain the same as it was prior to the distribution. If, however, cash distributions are made on the Common Stock, the tax treatment of an accrual on the Series B Preferred Stock is not entirely clear. Such a distribution may be a taxable distribution to the U.S. Holder, as described above in “U.S. Holders—Distributions on the Common Stock or the Series B Preferred Stock.” Generally, where more than 36 months have elapsed between a distribution of cash or property on the Common Stock and an accrual on the Series B Preferred Stock, the latter will be presumed not to result in a deemed distribution to the holders of Series B Preferred Stock unless both distributions are made pursuant to a plan. Alternatively, such a distribution may be a tax-free distribution, as described in the previous paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of such a distribution if cash distributions are also made on the Common Stock.

Adjustment of Conversion Rate

The conversion rate of the Series B Preferred Stock is subject to adjustment under certain circumstances. The Treasury Regulations treat a holder of Series B Preferred Stock as having received a constructive distribution includable in such holder’s U.S. income in the manner described under “U.S. Holders—Distributions on the Common Stock or the Series B Preferred Stock” above, if and to the extent that certain adjustments (or failures to make adjustments) in the conversion rate increase the holder’s proportionate interest in our earnings and profits. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interests of the holders of the Series B Preferred Stock generally will not be considered to result in a constructive distribution. However, certain of the possible conversion rate adjustments provided in the Series B Preferred Stock will generally give rise to a deemed distribution to the holders of the Series B Preferred Stock to the extent of our current and accumulated earnings and profits. Thus, under certain circumstances in the event of a deemed distribution, you may recognize taxable income even though you may not receive any cash or property.

Conversion of Series B Preferred Stock into Common Stock

A U.S. Holder generally will not recognize gain or loss upon the conversion of the Series B Preferred Stock into shares of Common Stock. However, if the conversion takes place when there is a dividend arrearage on the Series B Preferred Stock and the fair market value of the Common Stock exceeds the issue price of the Series B Preferred Stock, the Common Stock received in respect of such dividend arrearage may be treated as a dividend distribution as described above under “—Distributions on the Common Stock or the Series B Preferred Stock.” In addition, if the conversion is pursuant to a plan to periodically increase your proportionate interest in our assets or earnings and profits, a portion of the Common Stock received may be treated as a dividend distribution as described above under “—Distributions on the Common Stock or the Series B Preferred Stock.” Assuming the conversion is not pursuant to any such plan and no dividend arrearage exists, except as discussed in the next sentence, a U.S. Holder’s basis in shares of Common Stock received upon conversion of the Series B Preferred Stock (and any fractional shares of our Common Stock treated as received and then exchanged for cash) will equal the basis of the converted shares of Series B Preferred Stock and the holding period of such shares of Common Stock will include the holding period of the converted shares of Series B Preferred Stock. Common Stock received in payment of dividends in arrears and taxed as a dividend upon receipt, if any, will have a basis equal to their fair market value on the date of conversion, and a new holding period which will commence on the day after the conversion.

Cash received in lieu of a fractional share of Common Stock upon conversion will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share.

Dispositions, Including Redemptions

Upon any sale, exchange, redemption (except as discussed below) or other disposition of the Common Stock or Series B Preferred Stock, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the Common Stock or Series B Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock or Series B Preferred Stock is longer than one year. A U.S. Holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers. In addition, gains recognized by U.S. Holders that are individuals, trusts and estates could be subject to the 3.8% tax on net investment income.

A redemption of shares of the Common Stock or Series B Preferred Stock generally will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a U.S. Holder will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. Holder’s holding period for such Common Stock or Series B Preferred Stock exceeds one year) equal to the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the Common Stock or Series B Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Common Stock or Series B Preferred Stock, which will be subject to the rules discussed above in “—Distributions on the Common Stock or Series B Preferred Stock.” A payment made in redemption of the Common Stock or Series B Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Common Stock or Series B Preferred Stock, unless the redemption meets any one of a number of tests under Section 302(b) of the Code. In determining whether any of these tests has been met, a U.S. Holder must take into account not only shares of the Common Stock or Series B Preferred Stock that the U.S. Holder actually owns, but also shares of stock that the U.S. Holder is deemed to own under certain constructive ownership rules.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of dividends on, and the proceeds of the sale of, the Common Stock or the Series B Preferred Stock. Backup withholding may apply to such payments if a U.S. Holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 28%. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS in a timely manner. We are required to determine the date and amount of any constructive distributions. Recently proposed Treasury Regulations, on which we may rely prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined, and provide that our determination of those items will generally control the timing and amount of any constructive distributions (or portions thereof) you would be required to include in your taxable income.

Non-U.S. Holders

Distributions on the Common Stock or the Series B Preferred Stock

If distributions are made with respect to the Common Stock or Series B Preferred Stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code and may be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s basis in the Common Stock or Series B Preferred Stock and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of the Common Stock or Series B Preferred Stock, the tax treatment of which is discussed below under “—Dispositions, Including Redemptions.”

Dividends paid to a Non-U.S. Holder of the Common Stock or Series B Preferred Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, where a tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) are not subject to the withholding tax, provided that certain certification and disclosure requirements are satisfied including completing Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, unless an applicable income tax treaty provides otherwise. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder of the Common Stock or Series B Preferred Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required to (i) complete Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits, or (ii) if the Common Stock or Series B Preferred Stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations. A Non-U.S. Holder of the Common Stock or Series B Preferred Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Accruing Dividends on the Series B Preferred Stock

To the extent of an accrual of a dividend taxable as described above under the heading “U.S. Holders—Accruing Dividends on the Series B Preferred Stock” such accrual will be taxable in the manner set forth in the paragraph above, “Non-U.S. Holders— Distributions on the Common Stock or the Series B Preferred Stock.”

Adjustment of conversion rate

As described above under “U.S. Holders— Adjustment of Conversion Rate,” adjustments to the conversion rate (or failure to make adjustments) that have the effect of increasing a Non-U.S. Holder’s proportionate interest in our assets or earnings may, in some circumstances, result in a deemed distribution to the Non-U.S. Holder that are taxed as described above under “Non-U.S. Holders—Distributions on the Common Stock or the Series B Preferred Stock.” Any constructive dividend deemed paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by treaty. However, any constructive dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States will be taxed as described above under “Non-U.S. Holders—Distributions on the Common Stock or the Series B Preferred Stock.” Any withholding tax that we are required to pay on behalf of a Non-U.S. Holder will reduce future amounts otherwise payable to such stockholder. Under recently issued proposed regulations, constructive distributions, if any, generally would be deemed to occur on the date adjustments to the conversion price are made in accordance with the terms of the relevant series or class of stock.

Conversion of Series B Preferred Stock into Common Stock

A Non-U.S. Holder generally will not recognize gain or loss in respect of the receipt of Common Stock upon the conversion of the Series B Preferred Stock, except that the Common Stock received that is attributable to undeclared, accumulated and unpaid dividends or dividends in arrears, if any, will be treated in the manner described above under “—Non-U.S. Holders—Distributions on the Common Stock or the Series B Preferred Stock.”

Dispositions, Including Redemptions

Any gain realized by a Non-U.S. Holder on the disposition of the Common Stock or Series B Preferred Stock (other than a conversion of Series B Preferred Stock into Common Stock) generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” as described under Section 897 of the Code for U.S. federal income tax purposes during the shorter of the five-year period preceding the date of the disposition or the Non-U.S. Holder’s holding period.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. With regard to the third bullet point, we do not believe that we are, have been, or will be a United States real property holding corporation for U.S federal income tax purposes.

If a Non-U.S. Holder is subject to U.S. federal income tax on any disposition of the Common Stock or Series B Preferred Stock, a redemption of shares of the Common Stock or Series B Preferred Stock will be a taxable event. If the redemption is treated as a sale or exchange, instead of a dividend, a Non-U.S. Holder generally will recognize long-term capital gain or loss, if the Non-U.S. Holder’s holding period for such Common Stock or Series B Preferred Stock exceeds one year, equal to the difference between the amount of cash received and fair market value of property received and the Non-U.S. Holder’s adjusted tax basis in the Common Stock or Series B Preferred Stock redeemed, except that to the extent that any cash received is attributable to any accrued but unpaid dividends, which generally will be subject to the rules discussed above in “Non-U.S. Holders—Distributions on the Common Stock or the Series B Preferred Stock.” A payment made in redemption of the Common Stock or Series B Preferred Stock may be treated as a dividend, rather than as payment in exchange for the Common Stock or Series B Preferred Stock, in the same circumstances discussed above under “U.S. Holders—Dispositions, Including Redemptions.” Each Non-U.S. Holder of the Common Stock or Series B Preferred Stock should consult its own tax advisors to determine whether a payment made in redemption of the Common Stock or Series B Preferred Stock will be treated as a dividend or as payment in exchange for the Common Stock or Series B Preferred Stock.

Information reporting and backup withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

We are required to determine the date and amount of any constructive distributions. Recently proposed Treasury Regulations, on which we may rely prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined, and provide that our determination of those items will generally control the timing and amount of any constructive distributions (or portions thereof) a Non-U.S. Holder would be required to include in such Non-U.S. Holder’s taxable income.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

FATCA

Sections 1471 through 1474 of the Code (provisions which are commonly referred to as “FATCA”), generally impose a 30% United States withholding tax on dividends paid on the Common Stock or the Series B Preferred Stock or on the gross proceeds from a disposition of Common Stock or Series B Preferred Stock paid to certain non-U.S. entities (whether or not such non-U.S. entity is a beneficial owner or an intermediary), including certain foreign financial institutions, unless such non-U.S. entity provides sufficient documentation evidencing either (i) an exemption from FATCA, or (ii) its compliance with certain reporting and disclosure obligations (or deemed compliance pursuant to an intergovernmental agreement with the United States). The withholding tax applies to payments of dividends on the Common Stock or the Series B Preferred Stock but only to payments of gross proceeds upon a disposition after December 31, 2018. You should consult your own tax advisor regarding the possible implications of FATCA on your ownership of the Common Stock or the Series B Preferred Stock.

PLAN OF DISTRIBUTION

The offered securities are being registered to permit the holders of the offered securities the ability to offer and sell the offered securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering by the selling stockholders of the Series B Preferred Stock and the Common Stock. We will bear the fees and expenses incurred by us in connection with our obligation to register the offered securities. If the securities are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts, selling commissions or stock transfer taxes.

The securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the settlement of short sales, in each case subject to compliance with the Securities Act and other applicable securities laws;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	an exchange distribution in accordance with the rules of the applicable exchange, if any;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

The selling stockholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions.

The selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the securities to close out such short positions, or loan or pledge the securities that in turn may sell such securities. The selling stockholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledgees or other successors in interest may be deemed selling stockholders for purposes of this transaction.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale by the selling stockholders of the offered securities. The selling stockholders may decide to sell all or a portion of the securities offered by it pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, the selling stockholders may transfer sell, transfer or devise the securities by other means not described in this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act (“Rule 144”) may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

Underwriters, broker-dealers (including selling stockholders who are registered broker-dealers) or agents participating in the distribution of the offered securities are deemed to be “underwriters” within the meaning of the Securities Act. Selling stockholders, including those who are affiliates of registered broker-dealers, may be deemed to be underwriters within the meaning of the Securities Act. Profits on the sale of securities by selling stockholders, and any commission received by any other underwriter, broker-dealer or agent, may be deemed to be underwriting commissions under the Securities Act. Selling stockholders that are deemed to be underwriters are subject to statutory liabilities, including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling stockholders and any other relevant person of any of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

To the extent required, the securities to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Pursuant to the Series B Investor Rights Agreement, we have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may indemnify any underwriter that participates in transactions involving the sale of shares of Common Stock or Series B Preferred Stock against certain liabilities, including liabilities arising under the Securities Act.

The Series B Preferred Stock is not listed on an exchange and we do not intend to list the Series B Preferred Stock on any exchange. Our Common Stock is listed on The Nasdaq Global Market under the symbol “CNXR.” On May 11, 2017, the closing price of our Common Stock as reported on The Nasdaq Global Market was $0.85 per share.

LEGAL MATTERS

DLA Piper LLP (US), Austin, Texas will pass for us upon the validity of the securities being offered by this prospectus and applicable prospectus supplement, and counsel named in the applicable prospectus supplement will pass upon legal matters for any underwriters, dealers or agents.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information electronically with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. The SEC’s Internet site can be found at http://www.sec.gov. In addition, we make available on or through our Internet site copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC. Our Internet site can be found at http://www.investors.connecture.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this registration statement and prospectus the following documents, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus (other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•	our annual report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 31, 2017 (File No. 001-36778);

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 10, 2017 (File No. 001-36778);

•	our current reports on Form 8-K filed with the SEC on January 4, 2017, March 14, 2017 (other than portions of such Form 8-K furnished under Item 2.02) (File Nos. 001-36778), May 5, 2017 and May 12, 2017;

•	our definitive proxy statement filed on Schedule 14A in connection with our 2017 Annual Meeting of Stockholders filed with the SEC on April 24, 2017 (File No. 001-36778); and

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 9, 2014 (File No. 001-36778).

We will provide each person, including any beneficial owner, to whom a prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request at no cost to the requester. Requests should be directed to: Connecture, Inc., 18500 W. Corporate Drive, Suite 250, Brookfield, Wisconsin, 53045, Attn: Investor Relations, telephone: (262) 432-8282.

Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or on our behalf. Neither we nor the selling stockholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or on our behalf. The selling stockholders are not offering to sell, nor seeking offers to buy, shares of Series B Preferred Stock or shares of Common Stock in any jurisdiction where an offer or sale is not permitted.

17,500 Shares of Series B Convertible Preferred Stock

12,308,034 Shares of Common Stock

PROSPECTUS

May 12, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by the registrant.

Securities and Exchange Commission registration fee		$2,725
Transfer agent’s and trustee’s fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*	These fees cannot be estimated at this time, as they are calculated based on the securities offered and the number of issuances. An estimate of the aggregate expenses in connection with the sale and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.	Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	For any breach of the director’s duty of loyalty;

•	For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	Under section 174 of the Delaware General Corporation law regarding unlawful dividends and stock purchases; or

•	For any transaction for which the director derived an improper personal benefit.

•	As permitted by the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	we may indemnify our other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	we may advance expenses, as incurred, to our employees and agents in connection with a legal proceeding; and

•	the rights conferred in our amended and restated bylaws are not exclusive.

We have entered into indemnity agreements with each of our current directors and officers to give these directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our restated certificate of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in material claims for indemnification.

The indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws and the indemnity agreements entered into between us and each of our directors and officers may be sufficiently broad to permit indemnification of the our directors and officers for liabilities arising under the Securities Act.

Pursuant to the Series B Investor Rights Agreement, we have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may indemnify any underwriter that participates in transactions involving the sale of shares of Common Stock or Series B Preferred Stock against certain liabilities, including liabilities arising under the Securities Act.

We maintain directors’ and officers’ liability insurance which includes coverage for securities matters.

Item 16.	Exhibits

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Brookfield, State of Wisconsin, on May 12, 2017.

CONNECTURE, INC.

By:	/s/ Jeffery A. Surges
Jeffery A. Surges
Chief Executive Officer and President (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffery A. Surges and Vincent E. Estrada and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffery A. Surges Jeffery A. Surges	Chief Executive Officer and President (Principal Executive Officer) and Director	May 12, 2017

/s/ Vincent E. Estrada Vincent E. Estrada	Chief Financial Officer (Principal Financial and Accounting Officer)	May 12, 2017

/s/ David A. Jones, Jr. David A. Jones, Jr.	Director	May 12, 2017

/s/ A. John Ansay A. John Ansay	Director	May 12, 2017

/s/ Vickie L. Capps Vickie L. Capps	Director	May 12, 2017

/s/ Paul Kusserow Paul Kusserow	Director	May 12, 2017

/s/ Kraig McEwen Kraig McEwen	Director	May 12, 2017

/s/ Ezra Perlman Ezra Perlman	Director	May 12, 2017

/s/ Russell S. Thomas Russell S. Thomas	Director	May 12, 2017

Exhibit Index

Exhibit		Incorporated by Reference
Number	Description	Form	File No.	Exhibit	Filing Date

1.1*	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated January 14, 2013, by and among the Registrant, DRX Acquisition Co., DestinationRx, Inc. and the principal stockholders named therein	S-1	333-199484	2.1	October 20, 2014

2.2	Stock Purchase Agreement, dated February 16, 2011, by and among the Registrant, Patrick Downend and Aaron Downend	S-1	333-199484	2.2	October 20, 2014

2.3	Exchange Agreement, dated August 3, 2012, by and among the Registrant and the stockholders party thereto.	S-1	333-199484	2.3	October 20, 2014

2.4	Agreement and Plan of Merger, dated June 7, 2016, by and among ConnectedHealth, LLC, Connecture, Inc., Speed Merger Sub, Inc., the Principal Equityholders, and Shareholder Representative Services, LLC	8-K	001-36778	2.1	June 9, 2016

3.1.1	Sixth Amended and Restated Certificate of Incorporation, dated December 16, 2014	10-K	001-36778	3.1	March 25, 2015

3.1.2	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock	8-K	001-36778	3.1	May 4, 2016

3.1.3	Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock	8-K	001-36778	3.1	March 14, 2017

3.2	Amended and Restated Bylaws of the Registrant	S-1/A	333-199484	3.4	November 10, 2014

4.1	Series B Preferred Stock Investment Agreement, dated as of March 10, 2017	8-K	001-36778	10.1	March 14, 2017

4.2.1	Private Company Investor Rights Agreement, dated August 3, 2012	S-1	333-199484	4.1	October 20, 2014

4.2.2	Private Company First Amendment to Investor Rights Agreement, dated November 6, 2014	S-1/A	333-199484	4.1.1	November 10, 2014

4.3	Series A Investor Rights Agreement, dated as of May 2, 2016, by and among the Registrant and Francisco Partners IV, L.P., Francisco Partners IV-A, L.P. and Chrysalis Ventures II, L.P.	8-K	001-36778	4.1	May 4, 2016

4.4	Series B Investor Rights Agreement dated March 10, 2017, by and among the Registrant and Francisco Partners IV, L.P., Francisco Partners IV-A, L.P. and Chrysalis Ventures II, L.P.	8-K	001-36778	4.1	March 14, 2017

5.1	Opinion of DLA Piper LLP (US)

Exhibit		Incorporated by Reference
Number	Description	Form	File No.	Exhibit	Filing Date

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm relating to the Registrant

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

*	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act